Exhibit 2.1

             MAGELLAN HEALTH SERVICES RECEIVES FINAL COURT APPROVAL
                              IN CHAPTER 11 PROCESS
             -- Bankruptcy Court Confirms Plan of Reorganization --

COLUMBIA, Md. - October 8, 2003 - Magellan Health Services, Inc. (OCBB: MGLH) today announced that the U.S. Bankruptcy Court for the Southern District of New York entered an order confirming the Company's Third Amended Plan of Reorganization, as modified. The Company's Plan of Reorganization received overwhelming support from the Company's unsecured creditors and, at its confirmation hearing today, the Court ruled that Magellan had met all of the statutory requirements necessary for confirmation of its Plan of Reorganization. The Company expects to consummate the reorganization during the fourth quarter.

Steven J. Shulman, chief executive officer of Magellan, said, "This is a great day for Magellan. We appreciate the strong support our creditors, lenders and new investors have demonstrated for Magellan and our Plan of Reorganization. We also are grateful for the loyalty of our customers, members, providers and other vendors, and for the outstanding efforts of our employees in ensuring that our business continued to operate smoothly throughout our bankruptcy process. As a result of this enormous and extremely successful effort, we are supremely confident of our ability to achieve new goals. We are excited to focus our full energies on our future as the `new Magellan,' delivering unparalleled service, strength and solutions to all of our stakeholders."


Mark S. Demilio, chief financial officer, said, "Having reduced Magellan's debt by approximately $600 million and attracted $150 million in new equity, Magellan will exit Chapter 11 with a significantly strengthened capital structure that will enable the Company to continue to enhance its market leadership position. Further, we have the support of highly respected and sophisticated investors and financial partners, such as Onex, who have demonstrated their confidence in the Company and its prospects for the future."

"In just seven months, the nation's largest behavioral managed healthcare company has successfully addressed its financial challenges and positioned itself strongly for the future," said Robert Le Blanc, managing director of Onex. "Magellan has a strong and profitable business model and an accomplished management team and we are very pleased to be partnering with the Company to realize its full potential in the future." As disclosed previously, Onex Corporation will be making an equity investment in reorganized Magellan as part of the Company's Plan of Reorganization.

Consummation of the Company's reorganization is subject to certain regulatory approvals, including those required under the Hart-Scott-Rodino Act, and other customary conditions.

About Magellan: Headquartered in Columbia, Md., Magellan Health Services (OCBB:
MGLH), is the country's leading behavioral managed care organization. Its customers include health plans, corporations and government agencies.

Safe Harbor Statement: Certain of the statements made in this document including the consummation of the Plan of Reorganization and success of any restructuring constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements including: ability to obtain all required regulatory approvals and to satisfy all other conditions to consummation of the Plan of Reorganization, service issues arising with certain customers, terminations by customers, operating results or cash flows differing from those contemplated or implied by such forward-looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care and other factors. Any forward-looking statements made in this document are also qualified in their entirety by these risks and the complete discussion of risks set forth under the caption "Cautionary Statements" in Magellan's Transition Report on Form 10-K for the transition period from October 1, 2002 to December 31, 2002 filed with the Securities and Exchange Commission on August 12, 2003.


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BONDHOLDER CONTACT:
Bill Forrest
Gleacher Partners, LLC
212-418-4200


SHAREHOLDER CONTACT:
Melissa Rose
410-953-1218


MEDIA CONTACT:
Erin Somers
410-953-2405